Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is made and entered into on August 9, 2024 and effective as of April 1, 2024 (the “Effective Date”) by and between Notable Labs, Inc., a Delaware corporation (the “Notable”) and Thomas Bock (“Executive”) and supersedes in all respects the Amended and Restated Employment Agreement between Executive and Notable dated as of April 30, 2021.

Recitals

A.The Company wishes to retain the services of Executive from and after the date hereof on the terms and subject to the conditions hereinafter set forth.

B.Executive is willing to make his services available to the Company from and after the date hereof on the terms and subject to the conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

1. Roles and Duties. During the Term (as hereinafter defined) and Executive’s employment hereunder, subject to the terms and conditions of this Agreement, Executive shall serve as Notable’s Chief Executive Officer and the Chief Executive of Notable Labs, Ltd., a company organized under the laws of the State of Israel (“Parent” and together with Notable, the “Company”) reporting to Parent’s Board of Directors (the “Board”). In such positions, Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by a Chief Executive Officer of a similarly situated company. Executive accepts such employment upon the terms and conditions set forth in this Agreement, and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Nothing in this Agreement shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit; (ii) serving, with the prior written consent of the Board, which consent shall not be unreasonably withheld, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non- competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities to the Company.

2. Term of Employment.

(a) Term. Executive’s employment under this Agreement shall commence upon the Effective Date and subject to the terms in this Agreement, shall continue until terminated by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death.

(ii) Termination by the Company.

(A) If because of Executive’s Disability (as defined below in Section 2(c)), written notice by either Notable or Parent to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by either Notable or Parent;

(B) If for Cause (as defined below in Section 2(d)), written notice by either Notable or Parent to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by either Notable or Parent, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C) If by either Notable or Parent for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by either Notable or Parent to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Executive.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Executive to either Notable or Parent that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if before the effective date of such termination either Notable or Parent has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to either Notable or Parent that Executive is terminating Executive’s employment, which termination shall be effective no fewer than thirty (30) days after the date of such notice unless waived, in whole or in part, by either Notable or Parent.

Notwithstanding anything in this Section 2(b), either Notable or Parent may, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause before the effective date of any other termination as provided in this Section 2; provided that before the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c) “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Executive is disabled as provided by this Agreement, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and either Notable or Parent, at the Company’s expense, and the determination of such physician shall be final and binding upon both Executive and the Company. Executive consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d) “Cause”. As used herein, “Cause” shall mean: (i) Executive’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Executive’s willful failure or refusal to comply with lawful directions of the Board in performing Executive’s duties, which failure or refusal continues for more than fourteen (14) business days after written notice is given to Executive by either Notable or Parent, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Executive of a material Company policy or provision of this Agreement, provided Executive does not cure such breach within fourteen (14) business days after receiving written notice of the alleged breach if such breach is curable; or (iv) misconduct by Executive that materially damages the Company’s or any of its affiliates’ reputation. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur before Executive’s termination of service. If the Company determines, after Executive’s termination of service, that before Executive’s termination, Executive engaged in conduct which would constitute “Cause” (other than pursuant to (ii) above), then Executive shall have no right to any benefit or compensation under this Agreement, except as required by law.

(e) “Good Reason”. As used herein, “Good Reason” shall mean: (i) a material diminution in Executive’s duties, authority or responsibilities from those described in Section 1; (ii) a material reduction in Executive’s Annual Base Salary; (iii) willful and material breach by the Company of its covenants and/or obligations under this Agreement; or (iv) a relocation of Executive’s principal place of business to a place that requires Executive to travel more than an additional hour of travel time from Executive’s current principal place of residence or Company-required relocation of Executive’s principal place of residence in Rancho Santa Fe, California; provided that, in each of the foregoing clauses (i) through (iv) (A) Executive provides either Notable or Parent with a written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within sixty (60) days of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates by written notice Executive’s employment within sixty-five (65) days from the date that Executive provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any other or later occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Annual Base Salary. During his employment, Notable shall pay Executive an initial base salary at the annual rate of Five Hundred Twenty-Five Thousand Dollars ($525,000) (as in effect from time to time, the “Annual Base Salary”) pro-rated for any partial year of employment during the Term, subject to increases as determined by the Board in accordance with applicable law. The Annual Base Salary shall be payable in substantially equal periodic installments in accordance with Notable’s payroll practices as in effect from time to time. Notable shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. On at least an annual basis, the Company shall review Executive’s Annual Base Salary and consider an increase in its sole discretion.

(b) Annual Bonus. Executive shall be entitled to receive a target annual bonus equivalent to sixty-five percent (65%) of Executive’s Annual Base Salary (as in effect from time to time, the “Annual Bonus”), which Annual Bonus shall be awarded, if at all, at the discretion of the Board based upon metrics to be mutually agreed upon by Executive and the Board. The Annual Bonus shall be determined at the conclusion of each calendar year and shall be paid, if at all, no later than March 31 of the year following the year to which the Annual Bonus relates. Notwithstanding the foregoing, with respect to calendar year 2024, Executive’s annual cash bonus earned, if any, shall be prorated by multiplying it by a fraction, the numerator of which equals the number of days that Executive was employed by the Company from the Effective Date through the end of the 2024 calendar year and the denominator of which equals 365.

(c) Equity Awards. In connection with Executive’s employment, during the Term, Executive may be eligible to receive an annual equity incentive award under the Parent’s equity-based compensation plan(s) as determined by the Board and Parent’s shareholders.

(d) Reimbursement of Expenses. The Company has agreed that Executive may maintain his residence in San Diego, California and, Notable has agreed to reimburse Executive for (i) travel expenses from Executive’s residence in San Diego, California to the Company’s business location in Foster City, CA, subject to a maximum of one thousand five hundred dollars ($1,500) per week and upon presentation of usual and customary receipts demonstrating same, and (ii) all other ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services pursuant to Israeli law, the terms and conditions of Parent’s articles of association and/or memorandum of association and under California law, to the greatest extent each of them may provide. Executive shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Annual Base Salary that has accrued before any termination of Executive’s employment with the Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of the Company before any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans (if any), except as otherwise specified in this Agreement.

(b) Termination for Cause, Without Good Reason by Executive, or for Disability or Death. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or for Disability or death, then Notable shall pay the Accrued Obligations to Executive within the time provided by law for terminated employees and the Company shall have no further obligations to Executive under this Agreement.

(c) Termination by the Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by the Company other than for Cause, or by Executive for Good Reason, then, in addition to the Accrued Obligations and the Annual Bonus (if deemed earned), Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of the Release (as defined herein)):

(i) Severance Payments. A lump sum payment equal to Executive’s then-current Annual Base Salary, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the Release required by Section 4(e) becomes effective and non-revocable, but not more than seventy (70) days after the effective date of termination from employment; provided, that if the seventieth (70th) day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Notable shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Executive at the time of Executive’s termination with the premium for such benefits paid by Notable (the “COBRA Payment”), until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Notable shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Notable shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6.

(d) Termination by the Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control of Parent (as defined below) occurs and within a period of one (1) year following the Change of Control, or ninety (90) days preceding the earlier to occur of a Change of Control or the execution of a definitive agreement the consummation of which would result in a Change of Control, Executive’s employment is terminated other than for Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations and the Annual Bonus (if deemed earned), Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of the Release):

(i) Lump Sum Severance Payment. A lump sum payment equal to the Executive’s then-current Annual Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the Release required by Paragraph 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii) Equity Acceleration. On the date of termination of Executive’s employment, Executive shall become fully vested in any and all outstanding equity awards with a time-based vesting schedule outstanding as of the date of Executive’s termination (including any equity awards granted prior to the date hereof) and this provision shall supersede any acceleration provision contained in any equity award agreement or option agreement providing for a time-based vesting schedule. In addition, Executive’s time to exercise any time-based equity interests shall be extended for twelve (12) months following the termination date, it being understood that in the event Executive exercises any option award more than three months post-termination the option award will be a nonqualified stock option.

(iii) Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under COBRA, Notable shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to Executive at the time of Executive’s termination with the cost of the premium for such benefits paid by Notable, until the earlier to occur of: (i) twelve (12) months following Executive’s termination date, or (ii) the date Executive becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Executive’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Executive, Notable shall, in lieu of the COBRA Payment, provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive is eligible to receive the COBRA Payment. Executive shall bear full responsibility for applying for COBRA continuation coverage and Notable shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above-described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 4(e) and Executive’s resignation of any Board positions or seats that Executive holds with Parent and any affiliates. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power represented by Parent’s then outstanding voting securities (excluding for this purpose any such voting securities held by Parent, or any affiliate, parent or subsidiary of Parent, or by any employee benefit plan of Parent) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Parent whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; (B) or Parent’s shareholders approve an agreement for the sale or disposition by the Parent of all or substantially all of Parent’s assets; provided that, following the occurrence of any such merger or consolidation that does not constitute a Change of Control, the term “Parent” shall thereafter refer to Parent, such surviving entity or parent, as the case may be.

(e) Execution of Release of Claims. Notable shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors and employees as well as provisions concerning non-disparagement, confidentiality, cooperation and the like. The Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by the Company and executed by Executive and returned to the Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited. If the Company does not provide Executive with such a release within thirty (30) days of termination, payments under this Section 4 shall be due and payable without the need for execution of such a release.

(f) No Other Payments or Benefits Owing. Except as expressly set forth, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified with respect medical benefits provided by another employer.

5. Proprietary Information. Executive has previously executed a Proprietary Inventions and Assignment Agreement, which shall continue to remain in full effect.

6. Property and Records. Upon the termination of Executive’s employment for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. Executive understands and agrees that Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7. Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with Executive’s performance of obligations pursuant to this Section 7.

8. Code Section 280G. If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives for his services to the Company (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9. Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on Executive under Section 409A, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Executive’s termination of employment (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six (6)-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A), but in any event, no later than March 15th of the following year, or (b) Executive’s date of death, and such payments or benefits that, if not for the six (6) month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date. The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of Executive’s “separation from service” will notify Executive whether or not he is a “specified employee.”

10. General.

(a) Notices. Except as otherwise specifically provided, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier with tracking upon written verification of receipt; (iii) by electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing. Notices to the Company shall be sent to the Notable Labs, Ltd. Chairman of the Board.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought pursuant to the Arbitration Agreement attached hereto as Exhibit A and executed by and between Executive and the Company simultaneously herewith.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of its terms or provisions.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced, embodies the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersedes all previous oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOTABLE LABS, INC.

By:	/s/ Thomas I.H. Dubin
Name:	Thomas Dubin
Title:	Authorized Signatory

THOMAS BOCK

/s/ Thomas Bock

EXHIBIT A

Arbitration Agreement

(attached)

ARBITRATION AGREEMENT

THIS ARBITRATION AGREEMENT (this “Agreement”) is entered into as of August 9, 2024, by and between Notable Labs, Inc. (the “Company”) and Thomas Bock (“Bock”).

RECITALS

WHEREAS, the Company and Bock are parties to that certain Second Amended and Restated Employment Agreement, dated as of August 9, 2024 (as the same may be amended, the “Employment Agreement”); and

WHEREAS, the Employment Agreement provides that any legal action or proceeding with respect to the Employment Agreement shall be brough pursuant to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Arbitration. IN CONSIDERATION OF BOCK’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND BOCK’S RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO BOCK BY THE COMPANY, AT PRESENT AND IN THE FUTURE, BOCK AGREES THAT, TO THE FULLEST EXTENT ALLOWED AND ENFORCEABLE UNDER APPLICABLE LAW, ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM BOCK’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF BOCK’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2 (THE “CCP ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE CCP ACT. DISPUTES THAT BOCK AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY OTHER STATUTORY OR COMMON LAW CLAIMS; PROVIDED, HOWEVER, THE COMPANY AND BOCK ACKNOWLEDGE THAT THE AGREEMENT TO ARBITRATE EMPLOYMENT-RELATED CLAIMS SHALL NOT PROHIBIT BOCK FROM FILING A CASE RELATING TO SEXUAL HARASSMENT OR SEXUAL ASSAULT UNDER FEDERAL, TRIBAL OR STATE LAW AT BOCK’S ELECTION WHERE SUCH DISPUTE OR CLAIM AROSE OR ACCRUED ON OR AFTER MARCH 3, 2022. NOTWITHSTANDING THE FOREGOING, BOCK UNDERSTANDS THAT NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT. BOCK FURTHER UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH HIM.

2. Procedure. BOCK AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules-employment-arbitration/. THE ARBITRATOR SHALL BE A QUALIFIED INDIVIDUAL MUTUALLY SELECTED BY THE PARTIES. BOCK AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. BOCK AGREES THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. BOCK ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PROVIDED BY APPLICABLE LAW. BOCK AGREES THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. BOCK UNDERSTANDS THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT BOCK SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT BOCK INITIATES, BUT ONLY SO MUCH OF THE FILING FEES AS BOCK WOULD HAVE INSTEAD PAID HAD BOCK FILED A COMPLAINT IN A COURT OF LAW. BOCK AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. BOCK AGREES THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SAN MATEO COUNTY, CALIFORNIA.

3. Remedy. EXCEPT AS PROVIDED BY THE CCP ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN BOCK AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE CCP ACT AND THIS AGREEMENT, NEITHER BOCK NOR THE COMPANY WILL BE PERMITTED TO PURSUE OR PARTICIPATE IN COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

4. Administrative Relief. BOCK UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT HIM FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE CALIFORNIA DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE BOCK FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

5. Class Action Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, ANY ARBITRATION HEREUNDER SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED ON A CLASS OR COLLECTIVE ACTION BASIS OR ON A BASIS INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS OR ANY GOVERNMENTAL BODY OR THE PUBLIC. CLASS AND COLLECTIVE ACTIONS UNDER THIS DISPUTE RESOLUTION PROVISION ARE PROHIBITED, AND THE ARBITRATOR SHALL HAVE NO AUTHORITY TO PROCEED ON SUCH BASIS. NO DISPUTE, CONTROVERSY, CLAIM OR ACTION BROUGHT IN ARBITRATION BY BOCK ARISING UNDER OR RELATING TO THIS AGREEMENT OR OTHERWISE ARISING IN CONNECTION WITH OR RELATING TO BOCK’S EMPLOYMENT OR AFFILIATION WITH THE COMPANY SHALL PROCEED AS A CLASS OR COLLECTIVE ACTION. ANY DISPUTES REGARDING THE VALIDITY AND ENFORCEABILITY OF THIS SECTION AND THE WAIVER HEREIN SHALL BE RESOLVED EXCLUSIVELY BY THE DULY-APPOINTED ARBITRATOR, AND NOT BY A COURT OR OTHER GOVERNMENTAL OR ADMINISTRATIVE BODY. IN ANY CASE IN WHICH (1) THE DISPUTE IS FILED AS A CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION AND (2) THE ARBITRATOR FINDS ALL OR PART OF THE CLASS ACTION WAIVER TO BE INVALID OR UNENFORCEABLE, THE CLASS, COLLECTIVE, REPRESENTATIVE OR JOINT ACTION TO THAT EXTENT MUST BE LITIGATED IN A COURT WITH JURISDICTION AND VENUE AS PROVIDED, AND NOT IN ARBITRATION, BUT THE PORTION OF THE CLASS ACTION WAIVER THAT IS ENFORCEABLE SHALL BE ENFORCED IN ARBITRATION, AND CLAIMS FALLING THEREUNDER SHALL BE ADJUDICATED IN ARBITRATION.

6. Voluntary Nature of Agreement. BOCK ACKNOWLEDGES AND AGREES THAT HE IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. BOCK ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND THAT HE HAS ASKED ANY QUESTIONS NEEDED FOR HIM TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND HE FULLY UNDERSTANDS IT, INCLUDING THAT HE IS WAIVING HIS RIGHT TO A JURY TRIAL. FINALLY, BOCK AGREES THAT HE HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Arbitration Agreement as of the date first written above.

NOTABLE LABS, INC.		THOMAS BOCK

By:	/s/ Thomas I.H. Dubin	/s/ Thomas Bock
Name:	Thomas Dubin
Title:	Authorized Signatory